Exhibit 10.91
SERVICE AGREEMENT

This Agreement is entered into on November 7, 2006, to be effective as of November 1, 2006, by and between Xfone, Inc. (“XFONE” or the “Company”), with offices at Britannia House, 960 High Road, London N12 9RY, United Kingdom, and Institutional Marketing Services, Inc. (‘‘IMS”) with offices at 110 Wall Street, Suite 2400 New York, NY 10005, United States.

WHEREAS, XFONE is a U.S.-domiciled corporation, with operations in the United Kingdom, the United States and Israel, that provides international voice, video and data communications services; and

WHEREAS, IMS is a U.S.-domiciled company that provides investor relations services; and

WHEREAS, XFONE desires to retain IMS to render its services to XFONE on the terms and conditions set forth in this Agreement and IMS desires to be retained by XFONE on such terms and conditions.

NOW THEREFORE, XFONE and IMS agree as follows:

IMS' Duties and Obligations

1.  IMS shall review and analyze various aspects of XFONE’s goals and make recommendations on feasibility and achievement of desired goals.

2.  At the Company’s request, IMS shall be available to manage any calls from firms, individual investors/shareholders and brokers inquiring about XFONE.

3.  IMS shall assist XFONE in preparing its Annual and Special Meetings.

4.  IMS shall assist XFONE in preparing its quarterly and yearly communications relative to its financial results and coordinate corresponding news announcements, conference calls and simulcasts on the Internet in accordance with Regulation FD.

5.  IMS shall write, produce and/or assist XFONE in preparing and releasing all news announcements. XFONE shall be solely responsible for paying all fees associated with the actual release(s) through PR Newswire, or any other comparable news dissemination source. IMS shall create, build and continually enhance a database of all brokers, investors, analysts and media contacts who have expressed an interest in receiving ongoing information on XFONE and manage the ongoing distribution of news announcements and/or other Company approved communications.

6.  At XFONE’s request, strive to obtain XFONE analyst coverage and/or investment banking sponsorship.

7.  IMS shall arrange for a series of due diligence meetings with selected broker/dealers, institutional investors and analysts at predetermined dates throughout the campaign term, while remaining compliant with the rules and regulations associated with Regulation FD.

8.  IMS shall create investor marketing material, including, but not limited to, a company factsheet.

9.  In association with XFONE’s management team, IMS shall coordinate roadshow presentations and meetings with appropriate institutional investors.

10.  All of the foregoing IMS-prepared documentation concerning the Company, including, but not limited to, informational write-ups, news announcements, shareholder letters, et al, shall be prepared by IMS using materials supplied to it by the Company and shall be approved in writing by the Company prior to release, dissemination or publish by IMS.

11.  IMS shall not release, publish or disseminate any kind of information concerning the Company in an unlawful way, and shall comply with all applicable federal and/or state laws and/or rules and/or regulations. Without prejudice to the generality of the foregoing, prior to any dissemination of information concerning the Company, by E-mail, Fax or mail, IMS shall obtain the recipient's written consent. IMS shall keep records of such written consents.

12.  IMS acknowledges and is aware that XFONE's securities are listed and traded on both the AMEX and the TASE, and IMS therefore undertakes to comply with all applicable rules and/or regulations and/or guidances of the AMEX and the TASE.

XFONE's Duties and Obligations

13.  XFONE will provide IMS with all relevant information necessary to carry out its duties and undertakings under this Agreement in an effectively manner.

14.  In return for its services pursuant to this Agreement, IMS will be compensated by XFONE in the amount of Seven Thousand US Dollar ($7,000) per month, beginning on the effective date of this Agreement. VAT, if applicable, will be added to each payment.

In addition, IMS will be granted an aggregate of 108,000 warrants to purchase restricted shares of XFONE's common stock (the "Warrants"). The Warrants will be exercisable as follows: 36,000 at $3.50 per share; 36,000 at $4.00 per share; and 36,000 at $4.50 per share; The Warrants will vest at a rate of 3,000 warrants each month (1,000 of each category) for 36 consecutive months. The Warrants will have a term of five (5) years.

The grant of the Warrants shall be subject to obtaining the approval of the American Stock Exchange and the Tel Aviv Stock Exchange for listing the shares underlying the Warrants.

In the event the Company elects early termination of this Agreement, pursuant to Section 17 herein, then any Warrants that have not yet reached their vesting date will be cancelled by the Company.

15.  XFONE will reimburse IMS for all reasonable out-of-pocket disbursements made in the performance of its duties under this Agreement, provided such out-of-pocket expenses were pre-approved in writing by XFONE. IMS will maintain accurate records of all expenditures incurred on XFONE’s behalf. Reimbursement of out-of-pocket expenses shall include but not be limited to: photocopying, postage, messenger service, information retrieval service, wire service, production costs for press releases, travel and entertainment expenses, and meeting expenses including rental of audio/visual equipment.

Notwithstanding the foregoing, mail and courier expenses in an aggregate monthly amount which does not exceeds $500 will not require pre-approval.

Terms of Payment

16.  IMS shall invoice XFONE on a monthly basis for the month’s fee and previous month’s out-of-pocket expenses. XFONE agrees that payment is due within thirty (30) days of receipt of invoice. In the event XFONE questions the validity of a charge by IMS, payment for only that portion under question may be delayed, provided XFONE expresses its objection in writing within fifteen (15) days upon receipt of invoice.

Duration and Termination

17.  This Agreement shall be effective as of November 1, 2006. Either party has the right to terminate this agreement, at any time and for any reason whatsoever, with thirty (30) days prior written notice .

18.  Upon termination of this Agreement, for any reason, IMS shall immediately return to the Company all property that is in its possession that is Company's property, and shall provide the Company with all materials prepared, composed and collected in connection with the provision of the services pursuant this Agreement, including but not limited to presentations, profiles, scripts, investors data base, feedbacks, participants list in events organized by IMS and e-mail exchanges with investors.

Non-Exclusivity

19.  XFONE reserves the right to appoint or retain any third party to provide services similar to those rendered by IMS pursuant to this Agreement.

Confidentiality

20.  All information disclosed by XFONE to IMS which has a confidential nature and/or marked as “Confidential”, shall be treated by IMS as strictly confidential. IMS will make all necessary and appropriate efforts to safeguard such information from disclosure or from unauthorized use. Except as may be required by law, IMS, its officers, directors, employees, agents and affiliates shall not furnish, disclose, deliver or otherwise make available or accessible to any third party, directly or indirectly, any confidential information of XFONE without the prior written consent of XFONE.

Indemnification

21.  IMS agrees to indemnify and hold XFONE, its affiliates, control persons, directors, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ and accountants’ fees) arising out of the performance of this Agreement, whether or not IMS is a party to such dispute. This indemnity shall not apply, however, where a court of competent jurisdiction has made a final determination that XFONE engaged in gross negligence or willful misconduct which gave rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination, the indemnification and reimbursement provision of this Agreement shall apply and IMS shall perform its obligations hereunder to reimburse XFONE for its expenses).

Amendment

22.  This Agreement may not be changed or modified except by a written document executed and signed by both parties.
Severability

23.  Various provisions and sub-provisions of this Agreement are severable and if any provision or sub-provision or part thereof is held to be unenforceable by any court of competent jurisdiction, then such enforceability shall not affect the validity or enforceability of the remaining provisions or sub-provisions or parts thereof in this Agreement.

Governing Law and Jurisdiction

24.  This Agreement shall be governed by the laws of the state of New York, and the parties submit to the exclusive jurisdiction of the courts of New York in respect of any dispute or difference between them arising out of this Agreement.

Miscellaneous

25.  XFONE and IMS agree that IMS shall act solely as an independent contractor. Neither IMS nor its employees or any other person representing IMS shall be construed as having entered into relationship of employer and employee with XFONE.

26.  IMS shall have no authority to impose, incur or create any debt, liability or obligation in the name of, on behalf of, and/or for the account of XFONE.

27.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of a like or different nature.

28.  Neither of the parties hereto shall assign or transfer its rights or obligations pursuant to this Agreement or any portion thereof without the prior written consent of the other party, except that XFONE may assign or transfer its rights and obligations under this Agreement to a subsidiary or entity controlling, controlled by or under common control with XFONE or to any entity that acquires all or substantially all of the assets of XFONE or more than fifty percent (50%) of the current outstanding voting stock of XFONE.

IN WITNESS WHEREOF, the parties executed this Agreement as of the date written above.

/s/ Guy Nissenson		/s/ John Nesbett
Xfone, Inc.		Institutional Marketing Services, Inc.

Name:	Guy Nissenson	Name:	John G. Nesbett

Title:	President & CEO	Title:	President